August 29, 2021
VIA EMAIL
Robin Mackie
Offer of Employment
Dear Mr. Mackie:
This Employment Agreement (“Employment Agreement” or “Agreement”) is made and entered effective as of the __ day of August 2021 (the “Effective Date”) by and between Ideanomics, Inc. (Nasdaq: IDEX) (the “Company”) and you as President of Ideanomics Mobility. The Board of Directors of the Company (the “Board”) has approved the Company entering into this Agreement. If you accept the offer contained in this Agreement, it will supersede and replace any prior consulting agreement or employment letter between you and the Company and will be subject to the terms and conditions set forth below.
1.Job Duties
As President of Ideanomics Mobility, you will report to the Chief Executive Officer of the Company and to the Board of Directors of the Company. You shall have the duties, responsibilities, and authority for such a position in an organization of the size and nature of the Company, subject to the Company’s Board of Directors or its designee (collectively, the “Board”). All the companies and entities within Ideanomics Mobility report directly to the Executive, as well as any joint ventures or investments the Company makes it this segment of the business. Specific duties and responsibilities include:
•Developing a compelling vision for Ideanomics Mobility as a whole;
•Developing and committing to a comprehensive multi-year plan for growth and operating performance, with the first year of such plan the budget for the business;
• Promoting and developing a management culture involving all individuals within Ideanomics Mobility that is open, collaborative and inclusive; creating a structure and process for its implementation to include recruitment, talent development & retention in the areas of project management ,engineering and operations.
•Approving the strategy and direction of all the companies and entities within Ideanomics Mobility worldwide, however, supporting the leaders of individual businesses within Ideanomics Mobility in the development and execution of their business strategies and the achievement of their operating objectives;
•Leading cross-functional efforts to achieve synergies among the various Ideanomics Mobility businesses in procurement, engineering, energy management and information services that will lead to a backbone of superior, adaptable, efficient, reliable interrelated and cost-effective products and services;
•Building trusted relationships with key EV industry, customer, suppler and other participants on a national and international level
•Determining missing elements and entities required for success of the Ideanomics Mobility vision and the multi-year development plan and identify entities operating in those areas outside the Company,
•Recommending acquisition or investment relationships with those outside entities, participating in the negotiation and technical evaluation of them and collaborating with stakeholders throughout the organization to affect their acquisition or investment.
2.Location
Until such time as your visa to work in the United States of America (“USA”) is approved the principal place of your employment will be in the United Kingdom; however, you will be required to travel to other locations worldwide in connection with the performance of your job duties. You will be expected to relocate to the USA within 12 weeks of your visa to work in the USA being approved.
3.Other Benefits
Relocation Assistance. Upon your relocation to the USA you will be entitled for a period of up to 6 months to an allowance of $7,000 per month for rental accommodation. You be entitled to 2 business class roundtrip flights for you and your spouse to visit the USA in preparation for your relocation. You will be entitled to reimbursement for reasonable expenses related to moving your furniture and other personal effects.

United Kingdom Health Insurance. During the period of your employment in the United Kingdom, the Company will pay 80% of Health Insurance premiums for you and your spouse. Upon relocation to the USA you will be eligible to participate in the health insurance plans that are available to all Company employees.
Flights to the United Kingdom. During the period of your relocation you will be entitled 6 round-trip business class fares per year for your spouse to return the United Kingdom for personal reasons.
4.Compensation
Base Salary. The Company shall pay you an initial Base Salary of Four Hundred Fifty Thousand Dollars annually ($450,000), less all required withholdings and deductions, payable in accordance with the Company’s regular payroll policies (the “Base Salary”). The Base Salary shall be subject to review and adjustment from time to time depending upon your job performance and that of Ideanomics Mobility. Your Base Salary shall not be decreased without your consent and you shall receive a yearly cost of living increase of 5%.
Performance Incentive. In addition to the Base Salary, you shall also be eligible to receive a performance-related cash bonus of up to Three Hundred Thousand Dollars ($300,000) based on performance objectives for the remainder of calendar year 2021, mutually agreed by the Board or an appropriate committee of the Company and yourself within the next 45 days. The performance objectives and the corresponding cash incentive will be an amendment to this agreement and the performance objectives relevant for your bonuses shall be discussed with you and agreed upon between the Board and you. In addition, you shall also be eligible to receive a cash bonus of up to 100% of your Base Salary after each succeeding fiscal year through amendments to this Agreement. Such amendments will be set no later than 60 days prior to the end of the calendar year. The Company anticipates that any 2021-based performance bonuses, if issued, shall be paid within ninety (90) days from the end of the bonus year, and in no event later than April 15 of the year following the bonus year. All performance bonuses paid pursuant to this paragraph shall be less all required withholdings and deductions.
Equity Compensation. Subject to your continued functioning as President of Automotive/GM of IDEX Mobility, you will receive an additional grant of common stock options in our IDEX Nasdaq listed equity of 1,500,000 shares as the following objectives are reached:
a)The award of 50% of the stock options will be triggered by IDEX Nasdaq listed equity reaching $5.00 per share and remaining above that level for a period of 90 days.
b)The award of 15% of the stock options will be triggered when IDEX consolidated annual audited revenues meet or exceed $250 million.
c)The award of a further 15% of the stock options will be triggered when IDEX consolidated annual audited revenues exceed $400 million
d)The remaining 20% would be awarded when IDEX records it first profitable year results.
The price of the stock options listed for items b), c) and d) will be the price of the shares of IDEX common stock at the close of the days on which those results are announced. All options in this section of Equity Compensation will be fully vested when awarded.
5.Term of Employment
This offer of employment is for one year beginning from the date of this Agreement (the “Term”), subject to the termination rights below. The Company promises to employ you during the Term, subject to its rights to terminate this Agreement at an earlier date as set forth herein. You, in turn, promise to devote your full business time and efforts to the performance of your job duties during the Term, subject to your rights to terminate this Agreement at an earlier date as set forth herein. The Term and the terms of this Agreement shall automatically continue unless you and the Company agree otherwise in a written document (excluding e-mail) signed by both parties. The Term shall be extended for a further year upon your relocation to the United States.
6.Termination of this Agreement
The Company and the Executive understand and agree that the Executive is employed at-will, and either the Executive or the Company can terminate their employment relationship at any time, for any reason or no reason, with or without cause, and with or without notice. In the event that the Company terminates this Agreement without “Cause” or you terminate this Agreement for “Good Reason”, it shall pay to you (i) your then-Base Salary through the remainder of the Term, or renewal Term, as the case may be. Whether and to the extent you are granted any deferred compensation or unvested equity that would vest during the initial Term but-for your termination without “Cause,” all such awards shall immediately accelerate and vest and be payable to you upon your termination without “Cause.” Any Base Salary payments owed to you because of a termination of employment without “Cause” shall be paid to you in accordance with the Company’s regular payroll practices. In the event that you terminate this Agreement before the end of the Term or the Company terminates this Agreement with “Cause,” the only monetary compensation to which you shall be entitled from the Company shall be the Base Salary for your work performed through the date of termination of this Agreement. All payments described above will be made, if, and only if, the Executive executes a valid and comprehensive release of any and all claims that the Executive may have against the Company in a form provided by the Company and Executive executes such form within fourteen (14) days of tender.
For purposes of this Agreement, the Company shall have “Cause” to terminate this Agreement if, in the Company’s reasonable discretion: (a) you willfully fail to comply with a reasonable directive of the DocuSign Envelope ID: B96FBD95-B0A6-4577-9DAD-3E17D93E40F9 BOD and fail to cure such willful non-compliance within thirty (30) days of the Company’s notice of your willful non-compliance, provided such willful non-compliance is curable; (b) you are convicted of, or plead guilty or nolo contendre to, a felony or any crime involving fraud or dishonesty or which has an adverse effect upon the Company’s reputation or business; (c) you engage in any act of fraud, dishonesty, or embezzlement; or (d) the Company determines in its reasonable discretion that you violated a securities law or related regulation; or (e) you materially breach this Agreement and fail to cure such material breach within thirty (30) days of the Company’s notice of such breach, provided such breach is curable.
Good Reason. For purposes of this Agreement, "Good Reason” shall mean the occurrence of any of the following, without the Executive’s prior written consent: (i) a material diminution of Executive's duties or responsibilities, (ii) a material reduction in Executive's Compensation or Benefits, (iii) any requirement that the Executive report to anyone other than the Board, or (v) any material breach of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within 30 days of receiving that written objection, and (z) the Executive resigns his employment within 30 days following the expiration of that cure period.
In the event you terminate this Agreement before the end of the Term, you promise to give the Company at least sixty (60) days’ notice of your decision. In exchange, the Company shall continue to pay you your Base Salary during the sixty (60) day notice period. However, you understand and agree that the Company shall have the right to unilaterally reduce or waive any portion of the sixty (60) day notice period and accelerate your final date of employment following notice of your decision to terminate this Agreement. You further acknowledge and agree that your failure to comply with the sixty (60) day notice period shall constitute a material breach of this Agreement in light of your substantial responsibilities for the Company.
7.Confidential Information
Except as authorized or directed by the Company in connection with the performance of your duties and obligations, or as provided below, you will not, at any time either during your employment or after your employment ends for any reason, directly or indirectly, disclose, use, or make available to any other person or entity any Confidential Information that has come into your possession, custody, or control in the course of your employment with the Company, and you will not use any such Confidential Information for your own personal use or advantage or the use or advantage of any person or entity other than the Company, or make any such Confidential Information available to others.
For purposes of this confidentiality obligation, “Confidential Information” means all confidential information, proprietary information, trade secrets, or other information (whether oral or written) regarding the business or affairs of the Company, the Company’s affiliates, or any of the Company’s clients or business partners, including, without limitation, information as to any of the Company’s products; services; systems; designs; inventions; finances (including prices, costs, and revenues); marketing plans; sales; sales strategies; prospects; pricing; pricing strategies; investments; investment strategies and methodologies; portfolio management strategies; programs; methods of operation; prospective and existing contracts; customer lists and other business arrangements, business plans, procedures, and strategies; costs; profits; databases; personnel (including but not limited to personal information about employees, members, partners, and agents of the Company and its affiliates); operational methods; financial models; potential transactions; pending negotiations; computer programs; algorithms; pending patent applications; systems; contractual negotiations; terms of agreements; client lists; customer lists; investor lists; lists of potential clients, customers, and/or investors; financial results; business developments; internal controls; and security procedures. Confidential Information also includes the performance track record of all investments and other transactions in which the Company participates during your employment, which is the sole and exclusive property of the Company. Confidential Information does not include: (a) information that has DocuSign

Envelope ID: B96FBD95-B0A6-4577-9DAD-3E17D93E40F9 been lawfully and without breach of obligation made available to the general public without restriction; (b) information that, by way of documentary evidence, you can demonstrate was previously known to you prior to your affiliation with the Company; or (c) information for which you receive express written authorization from the Company to possess after your employment with the Company ends. The foregoing is not an exhaustive list, and Confidential Information also may include, without limitation, any other information, documents or materials that may be identified as confidential or proprietary, or which would otherwise appear to a reasonable person, in the context in which the information, documents or materials are received, provided or learned, to be confidential. This letter will also be treated as Confidential Information; provided you may keep a personal copy of this letter, and may disclose the contents of this letter to a personal attorney, financial advisor or tax accountant, or, solely with respect to restrictive covenants, a prospective employer.
Notwithstanding anything herein to the contrary, nothing in this letter, or any other agreement or policy of the Company will prevent you from sharing any Confidential Information or other information with regulators or appropriate governmental agencies, including but not limited to governing taxing authorities, whether in response to a subpoena or otherwise, without notice to the Company, or responding to any other lawful subpoena or legal process, provided in such case, unless otherwise prohibited by law or court order or decree, you provide the Company with reasonable notice of such subpoena or legal process. You hereby are notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (a) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (b) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (c) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
Upon termination of your employment with the Company for any reason, you promise to deliver to the Company all property, proprietary materials, Confidential Information, documents, and computer media in any form (and all copies thereof) relating or belonging to the Company or any Company affiliate, including the Company’s clients or business partners, that is in your possession.
8.Non-Competition Promise
In consideration for the offer of employment described within this letter, you promise not to, directly or indirectly, on behalf of yourself or any other person or entity, engage in “Competitive Activities” during the “Restricted Period.” For purposes of this non-competition obligation, “Competitive Activities” means any activity (whether or not for compensation and whether as an owner, employee, contractor, agent, or in any other capacity) engaged in or related to the business of Ideanomics Mobility or the financing activities of Ideanomics Capital, or other geographic region in which the Company conducted business at any time during your employment. For purposes of this non-competition obligation, “Restricted Period” means any period for which you receive the Base Salary pursuant to this Agreement and two (2) months after your employment at the Company ends for any reason.
The Company may elect to waive or shorten this non-competition obligation, but you acknowledge that such waiver or shortening of this non-competition obligation must be set forth in a signed writing (excluding e-mail) executed by a duly authorized Company officer. Notwithstanding anything to the contrary, (a) your ownership or investment of any entity that is engaged in Competitive Activities shall not constitute a breach of this non-competition obligation, provided such ownership or investment is limited to five percent (5%) or less of such entity’s outstanding shares, and (b) you shall not be precluded from DocuSign Envelope ID: B96FBD95-B0A6-4577-9DAD-3E17D93E40F9 devoting reasonable periods of time to charitable and community activities, managing your personal investments and serving on boards of businesses not in competition with the Company.
Subject to the prior approval of the Company you may serve on boards and advisor committees related to the businesses operated by Ideanomics Mobility & Ideanomics Capital. The Company agrees that you can continue to your position as Non-Executive Chairman of LiveWork.
9.Non-Solicitation Promises
In further consideration for the offer of employment described within this letter, you promise not to, directly or indirectly, on behalf of yourself or any other person or entity, during your employment and for a period of six (6) consecutive months immediately following the termination of your employment for any reason, solicit any actual or potential client, investor, or business partner of the Company for the purpose of performing any services that the Company also performed during your employment with the Company. For purposes of the non-solicitation obligation described within this paragraph, a potential client, investor, or business partner of the Company shall mean any person or entity that the Company solicited for business during your final two (2) years of employment with the Company, unless you had a preexisting business relationship prior to joining the Company.
In further consideration for the offer of employment described within this letter, you promise not to, directly or indirectly, on behalf of yourself or any other person or entity, during your employment and for a period of twelve (12) months following the termination of your employment for any reason, solicit any employee, officer, contractor, or other agent of the Company to terminate his or her business relationship with the Company; provided that this non-solicitation obligation shall not apply to any employee, officer, contractor, or other agent of the Company who did not have a business relationship with the Company at any time during your final six (6) months of employment with the Company, unless you had a preexisting business relationship with such person or introduced such person for hire by the Company.
10.Non-Disparagement
You agree not to disparage the Company, its officers and owners, or its clients and business partners in any way during or after your employment with the Company. This non-disparagement obligation prohibits you from making any statement that would or is reasonably likely to defame, criticize, malign, or in any way be materially and financially harmful to the business reputation of the foregoing entities or individuals. Notwithstanding the foregoing, nothing herein shall prohibit you from testifying or responding in good faith to any subpoena or other legal process, provided that you provide reasonable advance notice to the Company of your receipt of such subpoena or other legal process.
11.Reasonableness of Promises; Injunctive Relief
You acknowledge and agree that the promises set forth in Sections 5, 6, 7, and 8of this letter are reasonable and narrowly tailored to protect the Company’s legitimate business interests, including the Company’s interests in protecting the competitive advantage it derives from its Confidential Information and customer good will. Accordingly, in the event you breach or threaten to breach one or more of the promises in Sections 5,6, 7, or 8 of this Agreement, you acknowledge and agree that the Company shall be entitled to injunctive relief from a court of competent jurisdiction enjoining such actual or threatened breach, in addition to any other remedy available at law or equity. You further acknowledge that the promises in Sections 5, 6, 7, and 8of this letter shall survive termination of your employment relationship. You further agree that in the event of a legal action to enforce this Agreement, the prevailing party shall be entitled to reimbursement by the non-prevailing party for its costs associated with such legal action, including the prevailing party’s reasonable attorneys’ fees.
12.Inventions
You agree that any and all improvements, inventions, discoveries, developments, creations, processes, methods, designs, and works of authorship, and any documents, things, or information relating thereto, whether patentable or not, within the scope of or pertinent to your primary job duties (as described in Section 1 above) or your other performance of work for the Company, which you may conceive, make, author, create, invent, develop, or reduce to practice, or which you previously have conceived, made, authored, created, invented, developed, or reduced to practice, in whole or in part, during your employment with the Company, whether alone or with others, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property, will be and remain the sole and exclusive property of the Company (the foregoing, individually and collectively, “Work Product”). To the maximum extent allowable by law, any Work Product subject to copyright protection will be considered “works made for hire” for the Company under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that you otherwise have or retain any ownership or other rights in any Work Product (or any intellectual property rights therein), you hereby assign and transfer to the Company all such rights in the Work Product, including but not limited to the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company will have the full right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). You will, whenever requested to do so by the Company (whether during your employment or thereafter), at the Company’s expense, execute any and all applications, assignments, and/or other instruments, and do all other things (including giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product, (b) assign, transfer, convey, or otherwise make available to the Company any right, title, or interest which you might otherwise have in any Work Product, and/or (c) confirm the Company’s right, title, and interest in any Work

Product. You will promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to the Company, and will not use or permit any Work Product to be used for any purpose other than on behalf of the Company, whether during your employment or thereafter.
13.Business Related Expense Reimbursements
You may occasionally incur business related expenses in the course of your job duties. Your permitted business expenses include: (a) your travel expenses related to the performance of your job duties; and (b) reasonable expenses related to the entertainment of clients or other potential business partners of the Company. However, you understand that all business expenses are subject to review, and the Company reserves the right to deny a business expense reimbursement request in the event it reasonably determines that the expense was not related to your job duties. The Company will reimburse you for an appropriate business-related expense, provided you submit proof of payment and details concerning the expense in a timely manner, and in no event later than sixty (60) days after the expense was incurred. Violation of this policy may result in the denial of an expense reimbursement request. In the event you intentionally submit a false expense reimbursement request, you shall be subject to disciplinary action, up to and including immediate termination of employment for “Cause.” Duly submitted reimbursement requests are typically processed within thirty (30) days of submission.
14.No Conflicts
By signing below, you represent to the Company that you are not presently subject to any obligation that would otherwise prohibit you from performing the above-referenced job duties for the Company, such as a non-competition promise or other restrictive covenant. You further represent to the Company that you DocuSign Envelope ID: B96FBD95-B0A6-4577-9DAD-3E17D93E40F9 are not in possession of any confidential or proprietary information belonging to any entity or person that directly or indirectly competes with the Company.
15.Dispute Resolution
Should any dispute arise between you and the Company or any Company affiliate regarding any aspect of your employment relationship, you and the Company or the Company affiliate will confer in good faith to promptly resolve such dispute. In the event that you and the Company or the Company affiliate are unable to resolve the dispute, and should either party to the dispute desire to pursue a claim against the other party, both you and the Company or the Company affiliate agree to have the dispute resolved by final and binding Arbitration held in New York County, New York. The Arbitration shall be conducted by JAMS or the American Arbitration Association and provided by an impartial third-party Arbitration provider in accordance with the employment dispute rules then in effect. All previously unasserted claims arising under federal, state, or local statutory or common law and all disputes relating to the validity of this contract, as well as this Arbitration provision, shall be decided by binding and final arbitration. Any award of the Arbitrator(s), is final and binding, and may be entered as a judgment in any court of competent jurisdiction. The prevailing party shall be entitled to reimbursement of his/its related costs, including reasonable attorneys’ fees, from the non-prevailing party. Notwithstanding the foregoing, nothing in this letter shall prohibit either party from applying to a court of competent jurisdiction (instead of an arbitrator) for injunctive relief to enjoin an actual or threatened breach of each other’s obligations set forth in this letter.
16.Severability
You acknowledge and agree that in the event any court or arbitrator of competent jurisdiction determines that one or more of the provisions of this letter is unenforceable, such court or arbitrator shall be entitled to equitably reform such unenforceable provision so that the provision is given its maximum affect permitted under applicable law. Each provision of this letter is severable from other provisions hereof, and if one or more provisions are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.
17.Prior Agreements
You acknowledge and agree that this document replaces and supersedes any previous offer of employment to you by the Company (whether oral or in writing), and sets forth the parties’ entire understanding regarding the subject matter described herein. By signing below, you are not relying upon any representation or promise that is not explicitly set forth within this letter.

18.Governing Law
You agree that this letter and your employment with the Company shall be governed by the laws of the State of New York. Any legal proceeding arising from dispute related to your employment with the Company must be commenced within New York County, New York.
19.Miscellaneous
You acknowledge that this letter is the product of arms-length negotiations between you and the Company and, therefore, neither you nor the Company will be considered the drafter of this letter. This letter may be executed in one or more counterparts, each of which shall constitute an original. Original signatures shall not be required.

If these terms are agreeable to you, please sign and date this letter and return it to Alf Poor, Chief Executive Officer of the Company,

Sincerely,
Alf Poor
Chief Executive Officer
/s/ Alf Poor
Date:

Accepted and Agreed
/s/ Robin Mackie
Robin Mackie

EXHIBIT A
LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description
________    No inventions or improvements
________    Additional Sheets Attached

Signature of Employee:	/s/ Robin JD Macki
Print Name of Employee:	Robin JD Macki
Date:_______________